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                                                                     Exhibit 3.1


                         CERTIFICATE OF INCORPORATION

                                      OF

                     Production Group International, INC.

     FIRST:    Name.  The name of the corporation is Production Group
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International, Inc.

     SECOND:   Registered Office and Agent.  The address of the Corporation's
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registered office in the State of Delaware is Corporation Trust Center, 1209
Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

     THIRD:    Purpose.  The nature of the business or purposes to be conducted
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or promoted by the Corporation is as follows:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted under such law and the other laws of the State of Delaware.

     FOURTH:   Capital Stock.
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          (A)  Authorized Capital.  The total number of shares of capital stock
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which the Corporation shall have authority to issue is Forty Million Five
Hundred Twenty-Three Thousand One Hundred and Fifty-Five (40,523,155) shares, of which (i) Thirty Million (30,000,000) shares shall be Common Stock, $.01 par value per share, and (ii) Ten Million Five Hundred Twenty-Three Thousand One Hundred and Fifty-Five (10,523,155) shares shall be Preferred Stock, $.01 par value per share.


          (B)  Rights, Preferences and Restrictions of Preferred Stock.
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The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock (the "Series A Stock"), which series shall consist of 600,000 shares, on the Series B Preferred Stock (the "Series B Stock"), which series shall consist of 400,000 shares, on the Series C Preferred Stock (the "Series C Stock"), which series shall consist of 1,350,000 shares, on the Series D Preferred Stock (the "Series D Stock") which Series shall consist of 1,600,000, and on the Series E Preferred Stock (the "Series E Stock"), which series shall consist of 1,796,407 shares are as set forth below in this Division (B) of Article FOURTH. Except as to the Series A Stock, the Series B Stock, the Series C Stock, the Series D Stock, and the Series E Stock, and except as otherwise provided in this Certificate of Incorporation, the Board of Directors is hereby authorized, subject to limitations prescribed by the Delaware General Corporation Law (the "DGCL") and the provisions of this Certificate of Incorporation, for the issuance from time to time of additional shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers,